PART II - EXHIBIT 12
                                                            --------------------

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                                                            AMERICAN BRANDS, INC. AND SUBSIDIARIES

                                                STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                 (Dollar amounts in millions)



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                                                                                                                        Nine Months
                                                                                                                           Ended
                                                                      Years Ended December 31,                         September 30,
                                                    --------------------------------------------------------------     -------------
                                                    1990           1991          1992          1993           1994          1995
                                                    ----           ----          ----          ----           ----          ----
Earnings Available:
   Income from continuing operations
     before income  taxes,  minority
     interest and extraordinary item..          $  923.5       $1,107.0      $1,255.1      $  878.9       $1,354.0        $634.2

   Less:   Excess of earnings over
               dividends of less than
               fifty percent owned
               companies..............               0.1            0.1           0.3           0.8            0.4           0.1
           Capitalized interest.......               1.5            1.0           1.0           2.5            1.4           0.2
                                                --------       --------      --------      --------       --------        ------
                                                   921.9        1,105.9       1,253.8         875.6        1,352.2         633.9
                                                ========       ========      ========      ========       ========        ======


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.....................             290.2          276.6         283.4         258.7          224.9         130.9
   Portion of rentals representative
     of an interest factor............              27.4           30.4          32.3          29.8           27.1          16.6
                                                --------       --------      --------      --------       --------        ------
           Total Fixed Charges........             317.6          307.0         315.7         288.5          252.0         147.5
                                                --------       --------      --------      --------       --------        ------
           Total Earnings Available...          $1,239.5       $1,412.9      $1,569.5      $1,164.1       $1,604.2        $781.4
                                                ========       ========      ========      ========       ========        ======
Ratio of Earnings to Fixed Charges....              3.90           4.60          4.97          4.04           6.37          5.30
                                                    ====           ====          ====          ====           ====          ====
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